UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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EyeGate Pharmaceuticals, Inc.

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EYEGATE PHARMACEUTICALS, INC.
271 Waverley Oaks Road, Suite 108
Waltham, MA 02452

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 10, 2018

This supplement is dated July 3, 2018 and is first being made available to stockholders of EyeGate Pharmaceuticals, Inc. (the “Company”) on or about July 3, 2018.

These supplemental disclosures are being made to the definitive proxy statement on Schedule 14A we filed with the Securities and Exchange Commission on May 29, 2018 (the “Proxy Statement”) relating to our 2018 Annual Meeting of Stockholders scheduled to be held on July 10, 2018 (the “Annual Meeting”). Included in the Proxy Statement is a proposal to approve the amendment to our 2014 Equity Incentive Plan (the “2014 Plan”) to increase the maximum number of shares authorized for issuance thereunder by 6,000,000 shares (the “Plan Increase Proposal”). We are furnishing this supplement to provide updated disclosure regarding (i) our non-employee director compensation policy and (ii) “New Plan Benefits” to be received by certain of our executive officers, employees and non-employee directors in connection with the Plan Increase Proposal.

On June 12, 2018, the Compensation Committee of our Board of Directors voted in favor of issuing equity grants to certain of our executive officers, employees and non-employee directors, with a grant date as of the date of the Annual Meeting, subject to the approval of the Plan Increase Proposal by our stockholders. The recipients of these grants may choose to receive the grants either as options to purchase our Common Stock or as restricted shares of our Common Stock. To the extent such grants are issued as options, the exercise price will be equal to the closing price of our Common Stock on the date of the Annual Meeting. Options and restricted shares granted to directors will vest in full on the one-year anniversary of the grant date. Options and restricted shares granted to executive officers and employees will vest with respect to one-third (1/3) of the underlying shares on the first anniversary of the grant date and ratably in monthly installments over the following twenty-four (24) months.

The Compensation Committee also approved a revision to our policy with respect to the compensation of non-employee directors, such that independent non-employee directors will be eligible to receive, at such director’s election, either (i) a non-statutory stock option grant to purchase 50,000 shares of our Common Stock, or (ii) 50,000 restricted shares of our Common Stock, in each case as of the date of the Annual Meeting.

To reflect the foregoing, updated disclosure regarding compensation of non-employee directors and a revised “New Plan Benefits” summary is provided below.

These supplemental disclosures contain important additional information and should be read in conjunction with the Proxy Statement, which should be read in its entirety. The information provided in the Proxy Statement continues to apply, except as described in these supplemental disclosures. Please read this supplement and the Proxy Statement (including its annexes) carefully. To the extent information in these supplemental disclosures differs from, updates or conflicts with information contained in the Proxy Statement, the information in these supplemental disclosures is the more current information.

Director Compensation

The following disclosure supersedes and replaces the section captioned “Director Compensation” on page 21 of the Proxy Statement, with the exception of the Director Compensation Table.

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, the board of directors and the compensation committee consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the board of directors. Stephen From, our President and CEO, receives no compensation for his service as a director.

Each member of our board of directors who is not our employee is entitled to receive the following cash compensation for board services, as applicable:

•	$35,000 per year for service as a board of directors member;

•	$62,500 per year for service as chairman of the board of directors;

•	$15,000 per year for service as chairman of the audit committee;

•	$10,000 per year for service as chairman of the compensation committee;

•	$7,000 per year for service as chairman of the nominating and corporate governance committee;

•	$7,500 per year for service as non-chairman member of the audit committee;

•	$5,000 per year for service as non-chairman member of the compensation committee; and

•	$3,500 per year for service as non-chairman member of the nominating and corporate governance committee.

The amounts listed above will be reduced proportionally to the extent that a directors attends, either telephonically or in person, fewer than 75% of the meetings of the board or committees on which such director serves, as applicable.

Each new non-employee member of our board of directors that is elected to our board of directors will receive a grant of non-statutory stock options under the 2014 Plan. Such option will be granted following his or her initial election to the board of directors and will be a non-statutory stock option to purchase shares of Common Stock with an exercise price equal to the fair market value of our Common Stock on the grant date. These initial option grants will vest with respect to one-third (1/3) of the underlying shares on the first anniversary of the applicable grant date and ratably in monthly installments over the following 24 months. For purposes of our director grant program, a non-employee director is a director who is not employed by us and who does not receive compensation from us (excluding the non-employee director compensation described above) or have a business relationship with us that would require disclosure under certain SEC rules.

In addition, on the date of each annual meeting of our stockholders, each non-employee director will be eligible to receive, at the option of the director, either (i) a non-statutory stock option to purchase 50,000 shares of our Common Stock with an exercise price equal to the fair market value of our Common Stock on the grant date, or (ii) 50,000 restricted shares of our Common Stock. A non-employee director who receives an initial award will not receive the additional annual award in the same calendar year. Automatic annual grants, whether granted as options or as shares of restricted stock, vest in full on the one-year anniversary of the grant date.

All options granted to the non-employee directors as described above will have a maximum term of ten years.

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

New Plan Benefits

The following disclosure supersedes and replaces the section captioned “New Plan Benefits” on page 36 of the Proxy Statement.

If the increase in shares available for issuance under the 2014 Plan is approved pursuant to Proposal No. 3, our Compensation Committee will be able to grant awards to our employees, officers and other key persons (including consultants) of us and our subsidiaries. Additionally, non-employee directors are eligible to receive awards under the 2014 Plan.

Except as provided below, the number of shares that may be granted to our Chief Executive Officer, executive officers, non-employee directors (other than the automatically granted awards) and non-executive officers under the 2014 Plan, as amended by the Plan Amendment, is not determinable at this time, as such grants are subject to the discretion of the compensation committee. Information about the non-qualified stock options automatically granted to non-employee directors can be found herein under the heading “Director Compensation.”

The following table provides equity awards under the 2014 Plan that will be issued following the Annual Meeting, conditioned on stockholder approval of the increase to the shares available under the 2014 Plan pursuant to Proposal No. 3. In June 2018, the Compensation Committee of our Board of Directors approved, subject to stockholder approval of the increase to the shares available under the 2014 Plan, the grant of equity awards to certain of our executive officers, employees and non-employee directors. The recipients of these grants may choose to receive the grants either as options to purchase our Common Stock or as restricted shares of our Common Stock. To the extent such grants are issued as options, the exercise price will be equal to the closing price of our Common Stock on the date of the Annual Meeting. Options and restricted shares granted to directors will vest in full on the one-year anniversary of the grant date. Options and restricted shares granted to executive officers and employees will vest with respect to one-third (1/3) of the underlying shares on the first anniversary of the grant date and ratably in monthly installments over the following twenty-four (24) months.

Name and Position	Number of Shares Underlying Awards
Stephen From – Chief Executive Officer	750,000

Barbara Wirostko – Chief Medical Officer	175,000

Michael Manzo – Vice President of Engineering	175,000

All executive officers as a group	1,100,000

All directors who are not executive officers, as a group	300,000

Employees as a group (excluding executive officers)	530,000

Totals	1,930,000

Except for the corrections set forth above, this supplement does not change any other portions of the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement.